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                                                                      Exhibit 8

                                                  Opinion Regarding Tax Matters


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                                                                      Exhibit 8

                                                  Opinion Regarding Tax Matters



                                 June 13, 1997



East Ridge Bancshares, Inc.
4154 Ringgold Road
Chattanooga, Tennessee 37412-0416

Cornerstone Community Bank
5319 Highway 153
Chattanooga, Tennessee 37412-0416

RE: MERGER BETWEEN CORNERSTONE COMMUNITY BANK AND THE BANK OF EAST RIDGE - FEDERAL INCOME TAX CONSEQUENCES

Gentlemen:

       We have acted as counsel for Cornerstone Community Bank ("Cornerstone") in connection with the Agreement and Plan of Merger dated as of March 18, 1997 (the "Agreement"), by and between Cornerstone, East Ridge Bancshares, Inc. ("East Ridge") and The Bank of East Ridge ("Bank of East Ridge"). The Agreement provides that Cornerstone will be merged with and into Bank of East Ridge under the Tennessee Business Corporation Act and the Tennessee Banking Act (the "Merger"). The corporate existence of Cornerstone will cease and Bank of East Ridge will be surviving corporation.

       Pursuant to the Agreement, Cornerstone shareholders will receive one share of New Cornerstone Common Stock for each share of Cornerstone Common Stock which they owned prior to the Merger. In addition, Cornerstone shareholders will receive one New Cornerstone Warrant for each Cornerstone Warrant which they owned prior to the Merger. Each East Ridge shareholder at his or her election may receive in exchange for each currently outstanding share of East Ridge Common Stock either cash consideration of $56.1776 or approximately 4.68 shares of New Cornerstone Common Stock. A condition of the merger is that East Ridge shareholders owning at least 76,321 shares (70% of outstanding shares) elect the cash option. If East Ridge shareholders elect to receive cash with respect to more than 70% of outstanding shares, then the proceeds will be reduced on a pro rata basis with the balance payable

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East Ridge Bancshares, Inc.
Cornerstone Community Bank
June 13, 1997
Page 2


in the form of New Cornerstone Common Stock. In the event that East Ridge shareholders elect cash with respect to less than 70% of outstanding shares, then Cornerstone may terminate the Agreement.

       This opinion is provided pursuant to the requirements of Item 4 of Form S-4 and Section 6.3(c) of the Agreement. Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.


       We have been provided with an Officers' Certificate dated June 13, 1997, in which an officer of Cornerstone makes certain representations on behalf of Cornerstone regarding the Merger, and we have been provided with an Officers' Certificate dated June 13, 1997, in which an officer of East Ridge makes certain representations on behalf of East Ridge regarding the Merger (the "Certificates"). We assume those representations to be not only statements in the signers' best information but also currently true statements of fact, and we rely thereon in rendering this opinion.


       In rendering the following opinion, we have considered the Agreement, the Certificates, applicable case law and applicable provisions of the Internal Revenue Code of 1986, as amended and as presently in effect (the "Code"), and regulations adopted thereunder, and Revenue Rulings and Revenue Procedures published thereunder.

       Based on the foregoing, and assuming that the representations made in the Certificates also will be true as of the Effective Date of the Merger as defined in the Agreement, we are of the opinion that, upon consummation of the Merger in accordance with the terms and conditions of the Agreement, for federal income tax purposes:

       (a) Provided that the Merger qualifies as a statutory merger under the Tennessee Business Corporation Act and the Tennessee Banking Act, the Merger will be a reorganization within the meaning of Section 368(a) of the Code, and Cornerstone, East Ridge and Bank of East Ridge will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

       (b) The exchange of East Ridge Common Stock for New Cornerstone Common Stock pursuant to the Merger will be a recapitalization within the meaning of Section 368(a)(1)(E) of the Code or an exchange described in
       Section 1036(a) of the Code.

       (c) No gain or loss will be recognized by Cornerstone, East Ridge or Bank of East Ridge by reason of the Merger.


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East Ridge Bancshares, Inc.
Cornerstone Community Bank
June 13, 1997
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       (d)    Cornerstone shareholders will recognize no gain or loss upon their exchange of Cornerstone Common Stock solely for shares of East Ridge Common Stock.

       (e) The basis of the New Cornerstone Common Stock received by each Cornerstone shareholder will be the same as the basis of the shares of Cornerstone Common Stock surrendered in exchange therefor.

       (f) East Ridge shareholders will recognize no gain or loss upon their exchange of East Ridge Common Stock solely for shares of New Cornerstone Common Stock.

       (g) If an East Ridge shareholder receives both cash and New Cornerstone Common Stock in exchange for his or her East Ridge Common Stock, then gain (but not loss) will be recognized, but not in an amount in excess of the amount of cash received. The general rule is that any such gain will be treated as capital gain, but if the exchange has the effect of the distribution of a dividend, then the amount of gain recognized that is not in excess of the East Ridge shareholder's ratable share of the undistributed earnings and profits of East Ridge will be treated as a dividend, rather than capital gain. The determination of whether the exchange has the effect of the distribution of a dividend will be made on a shareholder by shareholder basis in accordance with the principles enunciated in Commissioner v. Clark, 109 S.Ct. 1455 (1989). Any such gain will generally be treated as a long-term capital gain provided that (i) the East Ridge Common Stock was held by the shareholder as a capital asset on the Effective Date, (ii) the holding period for the shares of such East Ridge Common Stock was more than one (1) year, and (iii) if the shareholder had received New Cornerstone Common Stock instead of cash and if such New Cornerstone Common Stock had been redeemed immediately after the Merger, the redemption would have qualified as being "substantially disproportionate" under Section 302(b)(2) of the Code. The substantially disproportionate test will be met if after the transaction the shareholder will own less than fifty percent (50%) of all New Cornerstone Common Stock and if his or her percentage ownership of New Cornerstone Common Stock after the transaction is less than eighty percent (80%) of what his or her percentage ownership of New Cornerstone Common Stock would have been if no cash elections had been made by East Ridge shareholders in connection with the Merger (in each case determined with application of Section 318 attributing stock ownership among family members and related entities).

       (h) The basis of the New Cornerstone Common Stock received by each East Ridge shareholder (including fractional shares) will be the same as the basis of all of the shares of East Ridge Common Stock owned by such shareholder, decreased by the amount of cash received by such

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East Ridge Bancshares, Inc.
Cornerstone Community Bank
June 13, 1997
Page 4


       shareholder, increased by any amount that is treated as a dividend and further increased by any amount of capital gain which is recognized by such shareholder because of the Merger.

       (i) The holding period of the New Cornerstone Common Stock received by a Cornerstone or East Ridge stockholder will include the period during which the Cornerstone or East Ridge Common Stock surrender in exchange therefor was held, provided that such common stock was held by such stockholder as a capital asset on the Effective Date.

       (j) If an East Ridge shareholder receives solely cash in exchange for shares of East Ridge Common Stock either because of an election to receive cash or because of the exercise of any right to dissent to the transaction, such cash will be treated as having been received as a distribution in redemption of the East Ridge Common Stock subject to the provisions of Section 302 of the Code. Where, as a result of such distribution, the East Ridge shareholder owns no New Cornerstone Common Stock, either directly or by reason of the application of Section 318 of the Code, the redemption will be a complete termination of interest within the meaning of Section 302(b), and such cash will be treated as a distribution in full payment in exchange for his or her East Ridge Common Stock. Such shareholders will recognize gain or loss measured by the difference between the amount of cash received and the adjusted basis of the East Ridge Common Stock surrendered.

       (k) A stockholder of East Ridge Common Stock who receives cash in the Merger in lieu of a fractional share interest in New Cornerstone Common Stock will be treated as having received cash in redemption of such fractional share interest. Provided that such East Ridge Common Stock was held by such East Ridge stockholder as a capital asset on the Effective Date, the receipt of such cash should generally result in capital gain or loss equal to the difference between the amount of cash received and the portion of such East Ridge stockholder's adjusted basis in the shares of East Ridge Common Stock allocable to the fractional share interest. Such capital gain or loss will be long-term capital gain or loss if the holding period for the shares of East Ridge Common Stock for which cash is received is more than (1) year.

       The shares of Cornerstone, East Ridge or New Cornerstone Common Stock referred to herein do not include any stock rights, rights or options to acquire common stock of any of these corporations. Under Section 1.354-1(e) of the Income Tax Regulations as presently in effect, stock warrants are not considered to be either stock or securities which may be exchanged tax-free in a reorganization. On December 23, 1996, the Internal Revenue Service proposed an amendment to the Income Tax Regulations to treat warrants as securities which could be exchanged tax-free in a reorganization. In view of these

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East Ridge Bancshares, Inc.
Cornerstone Community Bank
June 13, 1997
Page 5


proposed but not yet effective amendments to the Income Tax Regulations, we express no opinion whether any gain or loss will be recognized for income tax purposes on the exchange or Cornerstone Warrants for New Cornerstone Warrants.

       Based on the foregoing assumptions, we are further of the opinion that under the corporate income or excise tax laws of the State of Tennessee, no gain or loss will be recognized by Cornerstone, East Ridge or Bank of East Ridge by reason of the Merger.

       This opinion is limited to the effect of the income tax laws of the United States of America, the State of Tennessee, and we have expressed no opinion as to the laws of any jurisdiction other than the United States of America and these states. We have not considered the effects of the transaction on the stockholders of East Ridge or Cornerstone under the income tax laws of the states in which they reside, and we have not considered the effects on the transaction, if any, of sales and use taxes or any other state and local taxes except for corporate income or excise taxes. We express no opinion as to the federal income tax consequences of the exchange of East Ridge or Cornerstone shares by any individual who receives such shares as compensation and holds them at the Effective Date subject to any restriction related to employment.

       Changes to the Code, regulations, rulings thereunder, and changes by the courts and the interpretation of the authorities relied upon, may be applied retroactively and may affect the opinion expressed herein.

       The foregoing opinion is furnished to you and to the shareholders of East Ridge or Cornerstone who receive consideration for their shares of East Ridge or Cornerstone Common Stock in the Merger, solely in connection with the above-described transaction and may not be relied upon by any other person or entity, or used for any other purpose. Unless a prior written consent of our firm is obtained, this opinion is not to be quoted or otherwise referred to in any report, proxy statement, or registration statement, and is not to be filed with or furnished to any governmental agency or other entity or person, except as otherwise required by law.

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East Ridge Bancshares, Inc.
Cornerstone Community Bank
June 13, 1997
Page 6


       We have consented to the filing of a copy of this opinion as an exhibit to the Registration Statement on Form S-4 to be filed by East Ridge with the Securities and Exchange Commission.

                                   Very truly yours,

                                   BANKER, DONELSON, BEARMAN &
                                   CALDWELL, P.C.




                                   By:  William H. Fones, Jr.
                                      ------------------------------------
                                            A Member Thereof



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